FORM S-1/AMENDMENT
			REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EXACT NAME OF REGISTRANT:				ELECTROPREMIUM

STATE OF INCORPORATION:					CALIFORNIA

PRIMARY STANDARD INDUSTRIAL				4911
CLASSIFICATION CODE NUMBER:

I.R.S/EMPLOYER IDENTIFICATION NUMBER:			56-260-8715

ADDRESS AND TELEPHONE NO OF REGISTRANT'S		4006-W-COMMONWEALTH
PRINCIPAL EXECUTIVE OFFICES:				AVE, FULLERTON, CA,
							92833.
							657-253-8274.

Email:							khurramafzal889
							@gmail.com

ADDRESS AND TELEPHONE OF AGENT OF SERVICE		4006-W-COMMONWEALTH
OF PROCESS: khurram afzal				AVE, FULLERTON, CA,
							92833.
							657-253-8274.

APPROXIMATE DATE OF COMMENCEMENT OF			8th of ,April
PROPOSED SALE TO THE PUBLIC:				2018.

General stock corporation

TITLE OF EACH CLASS OF SECURITIES			GENERAL(SOLAR SERIES)
TO BE REGISITERED:

AMOUNT TO BE REGISTERED:				125,000 SHARES
(already been registered in the s-1 filing, at $4.00 each: file no 333-223250).

PROPOSED MAXIMUM OFFERING PRICE PER			4.00$
UNIT:

PROPOSED MAXIMUM AGGREGATE OFFERING			$500,000.00
PRICE:

PRICE STARTS FOR EACH SHARE AT:				4.00$

MAXIMUM PRICE FOR EACH SHARE:				4.00

AMOUNT OF REGISTRATION FEE:				62.25$
(Fees $62.25 already been paid in the s-1 filing: file no 333-223250).
				PROSPECTUS

Dealers are required to deliver the prospectus to every investor.

The line of product for this series of shares is "The installation of solar cells on top of the used hybrid vehicles,which gives it higher mileage for better efficiency. Future plan is to install on all new hybrid vehicles.This series(named solar) consists of 125,000 general stock shares to be sold at a price of $4.00 each and is also being registered as such. Exact nature of capital needed is unknown. If more capital is needed, it can be done in the future.


This company has another line of product which is the manufacturing & design of wireless computer modems, for that series of shares, the number of shares are 600,000,000 filed under the regulation D of the SEC rules priced at one dollar a share.
This is worth mentioning that during and around october, 2017 a complaint was filed with the FEDERAL BUREAU OF INVESTIGATION stating that President Donald Trump was using a stolen copy of the 600,000,000 dollars security papers in order to build a wall by the United States & Mexico border which in turn caused the government shutdown. I khurram Afzal filed the complaint with the FBI stating, if President Donald Trump wants to use the copy of stolen papers, President has to buy the copy from me and I will sell it to him. The transaction was not carried out.
If any investor buys the line of product mentioned above for the wireless computer modem, provided the investor buys all 600,000,000 shares at one dollar each, I khurram Afzal will give him a copy of the 600,000,000 security papers. If there are any questions, please call khurram afzal at 657-253-8274.

Electropremium has a third line of product (which is the design & manufacturing of battery charger for hybrid vehicles for increased mileage). For this line of product a contract is in process with DEFENSE SUPPLY CENTER COLUMBUS. Defense Technical Information center
(DTIC) did not officially agree to provide Electropremium with contract information.But Tim Mcleary in DTIC has told me at one time that there was contract information in their computer database. If any investor needs more information on this contract,they can contact khurram afzal at phone no above.

Since the IPO date should be 20 days from the date of the registration statement s-1 filing as per the section 8a. And I khurram afzal forgot about the 20 days rule. SEC has too many rules. The following statement is added:

"The Company hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine."

The company income is zero dollars and just converted into a general stock corporation from a small business in october of 2017.

Use of proceeds is to raise capital, job growth, other expenses, miscellaneous expenses and all other expenses.

Determination of offering price was based on the recommendation of $4.00 a share as posted on Nasdaq website.

khurram afzal is the ceo, president, director, controller, accountant, legal counsel, in the company. khurram afzal is the service of process agent for electropremium.
There are no legal proceedings pending. Khurram afzal is also an electrical engineer with background in computers.

Interest is to progress the line of products mentioned above.

khurram afzal is the only security holder and underwriter in the company. khurram afzal is the only employee in the company and is a U.S citizen.

khurram afzal is the only filer and since the company income is zero, no form 10-k, 8-k, 10-Q were filed. No financial statements were filed. Company assets are $600,000,000.00 plus $500,000.00 totalling
$600,500,000.00. These assets are the only property company owns.

No exchange or dealers/brokers have been identified yet.
There are no known issues with the vendors.
Electropremium is looking for investors for better future prospects.

There was a takeover attempt by Secretary of State Department, California, and Allied Capital Group, which did not work.

This should meet all requirements and rules of SEC, if any investor or SEC has any questions, they can contact khurram afzal at the phone no 657-253-8274.






				ELECTRONIC SIGNATURE

				KHURRAM AFZAL

				DATED: 15th of March, 2018